Exhibit 99.1

(1)	Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, by and between Caesars Acquisition Company (“CAC”) and Caesars Entertainment Corporation (the “Issuer”), as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, by and between CAC and the Issuer (collectively, the “A&R Merger Agreement”), on October 6, 2017, CAC merged with and into the Issuer, with the Issuer surviving as the surviving entity (the “Merger”). Upon the closing of the Merger, Apollo Hamlet Holdings, LLC (“Apollo Hamlet Holdings”), Apollo Hamlet Holdings B, LLC (“Apollo Hamlet Holdings B” and, together with Apollo Hamlet Holdings, the “Apollo Entities”), TPG Hamlet Holdings, LLC (“TPG Hamlet Holdings”), TPG Hamlet Holdings B, LLC (“TPG Hamlet Holdings B” and, together with TPG Hamlet Holdings, the “TPG Entities”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”), and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest Series” and, together with Co-Invest B, the “Co-Invest Entities, and together with the Apollo Entities and TPG Entities, the “Sponsors”), received an aggregate of 146,352,890 shares of common stock, par value $0.01 per share, of the Issuer, in exchange for an aggregate of 90,063,36 shares of CAC’s Class A common stock, par value $0.001 per share that were held by the Sponsors prior to the Merger.
(2)	Immediately following the closing of the Merger on October 6, 2017, pursuant to a Contribution Agreement dated as of October 6, 2017 (the “Contribution Agreement”), by and between Hamlet Holdings LLC (“Holdings”) and the Issuer, Holdings contributed a total of 87,605,299 shares of common stock, par value $0.01 per share, of the Issuer, which represented all of the shares of common stock of the Issuer that were held by the Sponsors immediately prior to the closing of the Merger, to the Issuer for cancellation (the “Contribution”).
(3)	Effective upon the closing of the Merger, pursuant to the Amended and Restated Irrevocable Proxy dated as of October 6, 2017 (the “2017 Proxy”), each of the Sponsors granted Holdings an irrevocable proxy in respect of all of the shares of the common stock, par value $0.01 per share, of the Issuer that would be held by the Sponsor Entity following the closing of the Merger and the Contribution (the “Subject Shares”). Under the 2017 Proxy, the Sponsors granted Holdings an irrevocable proxy that vests sole voting and sole dispositive power with respect to the Subject Shares in Holdings, subject to the right of each Sponsor Entity to terminate the 2017 Proxy with respect to the Subject Shares held by that Sponsor by written notice to the other Sponsors, and the termination of the 2017 Proxy with respect to any such shares that are sold, transferred or other disposed of by Holdings or by a Sponsor in a transaction with a third party that is not affiliated with any of the Sponsors. Holdings has no pecuniary interest in the Subject Shares.

The members of Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with the Apollo Entities and holds approximately 17% of the limited liability company interests of Holdings, and David Bonderman and James Coulter, each of whom is affiliated with the TPG Entities and holds approximately 25% of the limited liability company interests of Holdings.

Messrs. Bonderman and Coulter are sole shareholders of TPG Group Holdings (SBS) Advisors, Inc. (“TPG Advisors”), which is sole member of TPG Group Holdings (SBS) Advisors LLC, which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is (i) the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet Holdings, (ii) the managing member of TPG Hamlet Holdings B, and (iii) one of the managing members of each of Co-Invest B and Co-Invest Series.

Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Apollo Hamlet Holdings B. Apollo Management VI, L.P. (“Management VI”) is the investment manager of AIF VI and one of the managing members of each of Co-Invest B and Co-Invest Series. AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Messrs. Black, Harris and Rowan serve as the managers of Apollo Hamlet Holdings and Apollo Hamlet Holdings B, and as executive officers and the managers of Management Holdings GP.

Each of Holdings, each of the Sponsors, AIF VI, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, TPG Advisors, and Messrs. Black, Harris, Rowan, Bonderman and Coulter disclaims beneficial ownership of any shares of the Issuer’s Class A common stock, par value $0.01 per share, included in this report, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of the Apollo Entities, AIF VI, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Entities is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. The address of the TPG Entities is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.